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                                                                 EXHIBIT 10.17



                      THIRD AMENDMENT TO CREDIT AGREEMENT

         This third amendment to credit agreement ("Amendment") is made and entered into as of the 28th day of October, 1994, by and among U.S. BANK OF WASHINGTON, NATIONAL ASSOCIATION ("U.S. Bank") and FLOW INTERNATIONAL CORPORATION, a Delaware corporation ("Flow") and SPIDER STAGING CORPORATION, a Washington corporation ("SSC").

                                   RECITALS:

         A. On or about October 14, 1992, U.S. Bank, Flow, and SSC entered into that certain credit agreement (together with all amendments, supplements, exhibits, and modifications thereto, the "Credit Agreement"), which amended, restated, and combined the Original Loan Agreement, as amended, between U.S. Bank and Flow with the SSC Loan Agreement between U.S. Bank and SSC. The Credit Agreement also set forth the terms and conditions under which U.S. Bank agreed to continue making certain loans and advances of credit to Flow and SSC. On or about April 28, 1993, U.S. Bank, Flow, and SSC entered into that certain first amendment to credit agreement ("First Amendment") whereby U.S. Bank agreed to extend a new $9,659,174 loan to Flow which was used to replace certain existing loans from U.S. Bank to Flow and from U.S. Bank to Flow and SSC and to pay down the Revolving Loan. On or about September 2, 1993, U.S. Bank agreed to increase the Revolving Loan to $14,000,000 and Flow executed and delivered to U.S. Bank a new promissory note in such amount that replaced the Revolving Note. On or about September 30, 1993, U.S. Bank, Flow and SSC entered into that certain second amendment to credit agreement ("Second Amendment") whereby U.S. Bank agreed to extend a new $3,000,000 loan to Flow (Revolving Equipment Loan) along with making other changes to various other loan/commitments.

         B. Flow and SSC have requested U.S. Bank to: (i) increase Flow's Revolving Line of Credit to $17,000,000, (ii) make a new $4,500,000 equipment loan to Flow which would include the consolidation of two existing term loans, and (iii) reduce the interest and make other miscellaneous amendments to the existing credit agreement. The purpose of this Amendment is to set forth the terms and conditions upon which U.S. Bank will do the foregoing pursuant to Flows and SSC's request.

                             ARTICLE I.  DEFINITIONS

         As used herein, capitalized terms shall have the meanings given to them in the Credit Agreement, except as otherwise defined herein or as the context otherwise requires. Article I of the Credit Agreement is modified to add or amend. (as the case may be) the definitions of the terms set forth below:


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         "Applicable Law" means all applicable provisions and requirements of all (a) constitutions, statutes, ordinances, rules, regulations, standards, orders, and directives of any Governmental Bodies, (b) authorizations, consents, approvals, certificates of compliance, licenses, permits, or exemptions from, contracts with, registrations or filings with, or reports or notices to, any Governmental Body, and (c) orders, decisions, decrees, judgments, injunctions, and writs of all courts and arbitrators; whither such Applicable Laws presently exist, or are modified, promulgated, or implemented after the date hereof.

         "Cash Flow" means Flow's Consolidated net income before taxes, plus noncash items (such as depreciation and amortization), less unfunded capital expenditures and extraordinary items.

         "Current Ratio" means the ratio of Flow's Consolidated current assets to Flow's Consolidated current liabilities.

         "Governmental Body" means the government of the United States, any state, or any foreign country, or any governmental or regulatory official, body, department, bureau, subdivision, agency, commission, court arbitrator, or authority, or any instrumentality thereof, whether federal, state, or local.

         "Interest Periods" means for LIBOR Rate Borrowing the one month period designated by Flow in a Borrowing Notice. In the event that the last day of any Interest Period would fall on a day other than a Business Day, the Interest Period shall be extended to the next succeeding Business Day. Flow may not elect any Interest Period which extends beyond the maturity date of the Revolving Loan.

         "LIBOR Rate" means a fixed rate of interest equal to the London Interbank Offered Rate, which is the per annum rate of interest determined by U.S. Bank to be the rate at which deposits in U.S. dollars are offered in the London Interbank market at approximately 11:00 a.m. (London time), and two Business Days prior to the commencement of the applicable Interest Period for a period of time comparable to such Interest Rate Borrowing, which rate shall be adjusted from time to time to take into account the cost to U.S. Bank to maintain any reserves for a Eurodollar deposit required to fund the amount of the applicable LIBOR Rate Borrowing, and also to take into account any required statutory reserves for foreign loans to United States residents, whether or not the applicable LIBOR Rate Borrowing is so funded by U.S. Bank.

         "LIBOR Rate Borrowing" means any borrowing under the Revolving Loan for which Flow has elected a rate based upon the LIBOR Rate to apply. Computations of interest for a LIBOR Rate Borrowing shall be based upon a 360-day year for the actual number of days elapsed.





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         "Loans" means the Revolving Loan, the BHF Letter of Credit, the
Letters of Credit, the Controlled Disbursement Loan, the Combined Loan, and the Revolving Equipment Loan, as well as all renewals and modifications thereof.

         "Notes" means the Revolving Note, the Demand Note, the Controlled Disbursement Note, and Combined Note, and the Revolving Equipment Note, as well as all replacements and modifications thereof.

         "Prime Rate Borrowing" means any Funding or portion of the Revolving Loan pursuant to the terms of the Agreement that bears interest at the Prime Rate.

         "Revolving Equipment Loan" has the meaning set forth in Section 3.1 of this Amendment, as well as all renewals and modifications thereof.

         "Revolving Equipment Note" has the meaning set forth in Section 3.3 of this Amendment, as well as all renewals and modifications thereof.

         "Working Capital" means the amount by which Flows Consolidated current assets exceeds Flow's Consolidated current liabilities.

                             ARTICLE II.  AMENDMENT

         The Credit Agreement, as well as all of the other Loan Documents, are hereby amended as set forth herein. Except as specifically provided for herein, all of the terms and conditions of the Credit Agreement and each of the other Loan Documents shall remain in full force and effect throughout the term of the Loans, as well as any extensions or renewals thereof.

                      ARTICLE III REVOLVING EQUIPMENT LOAN

         3.1 Commitment. Subject to and upon the terms and conditions set forth herein, and in reliance upon the representations, warranties, and covenants of Flow contained herein or in the Credit Agreement or make pursuant hereto or pursuant to the Credit Agreement, U.S. Bank will make Fundings to Flow from time to time and during the period ending on November 30, 1996, but such Fundings shall not exceed, in the aggregate principal amount at any one time outstanding, $4,500,000 (the "Revolving Equipment Loan"). Flow may borrow, repay, and reborrow hereunder either the full amount of the Revolving Equipment Loan or any lesser sum.

         3.2 Use of Proceeds. The proceeds of the Revolving Equipment loan shall only be used by Flow for the purchase of equipment related to its business.





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         3.3     Revolving Equipment Note.  The Revolving Equipment Loan shall be evidenced by a promissory note in the form attached hereto as Exhibit A (the "Revolving Equipment Note").

         3.4 Interest Rates. The Revolving Equipment Loan shall bear interest on the principal amount thereof remaining unpaid from time to time, at a rate of interest equal to:

         (a)     The Prime Rate plus 0.25 percent per annum; or

         (b)     The LIBOR Rate plus 175 basis points per annum.

         3.5 Payment of Interest. Flow shall pay U.S. Bank an amount equal to all accrued interest under the Revolving Equipment Loan on the first day of each month until the principal balance under the Revolving Equipment Loan has been paid in full, commencing on the first such day after any Funding has been disbursed under the Revolving Equipment Loan.

         3.6 Reduction of Commitment. On a monthly basis, the principal amount of this commitment shall be reduced by 1/60th.

         3.7 Repayment of Principal. All outstanding principal, accrued interest, and other charges shall be due in full by November 30, 1996.

         3.8 Revolving Equipment Loan Fee. Flow shall be assessed a 0.25 percent fee on the amount of each Funding under the Revolving Equipment Loan which shall be due and payable concurrently with the disbursement of each Funding.

         3.9     Limitation on Fundings.

         (a) The aggregate principal balance of the Revolving Equipment Loan shall not exceed an amount equal to 75 percent of the cost to Flow of the equipment purchased with Fundings under the Revolving Equipment Loan.

         (b) If at any time the aggregate principal balance of the Revolving Equipment loan exceeds the amount determined pursuant to subparagraph
(a) above, Flow shall immediately repay such outstanding portion of the Revolving Equipment Loan in an amount equal to such excess.

         4.0 Fundings. Flow shall submit to U.S. Bank prior to each Funding under the Revolving Equipment Loan, a Borrowing Notice as set forth in
Section 12.3 of the Credit Agreement, which shall set forth the purchase price of the equipment to be purchased with the requested Funding. Section 12.3 of the Credit Agreement is hereby amended to include Fundings under the Revolving Equipment Loan.





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                   ARTICLE IV.  REVOLVING LOAN MODIFICATIONS

         4.1     Revolving Loan Increase and Extension of Expiry Date.  Section
2.1 of the Credit Agreement is hereby amended to reflect that U.S. Bank will make Fundings to Flow under the Revolving Loan from time to time and during the period ending on November 30, 1995, but such Fundings (together with the outstanding Letters of Credit with the exception of the BHF Letter of Credit) shall not exceed, in the aggregate principal amount at any one time outstanding, $17,000,000.

         4.2 Replacement Revolving Note. Concurrently with the execution hereof, Flow shall execute and deliver a replacement revolving note in the form attached hereto as Exhibit B ("Replacement Revolving Note") which shall replace that certain promissory note dated September 30, 1993. All references in the Credit Agreement to the Revolving Note shall hereafter constitute reference to the Replacement Revolving Note, U.S. Bank shall mark the promissory note dated September 30, 1993 "replaced" and shall retain the note until the Revolving Loan has been paid in full.

         4.3 Extension of Maturity Date. Section 2.5 (b) of the Credit Agreement is hereby amended to reflect that Flow shall pay U.S. Bank all outstanding principal, accrued interest, and other charges with respect to the Revolving Loan on November 30, 1995.

         4.4 Decrease in Interest Rate. Section 2.4 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

              2.4 Interest. Each time Flow requests a Funding under the Revolving Loan or prior to the expiration of each Interest Period for all LIBOR Rate Borrowings or at any other time with respect to Prime Rate Borrowings so long as there exists no Event of Default, Flow may elect one of the following described interest rates in a Borrowing Notice:

         (a)   The Prime Rate per annum; or

         (b) The LIBOR Rate plus 150 basis points per annum. Upon the following permanent reduction to the maximum Funding based upon Eligible Inventory, the LIBOR Rate option will be adjusted as follows:

             Maximum Inventory Reliance       LIBOR Rate Formula
             --------------------------       ------------------
                   $3,000,000                 LIBOR + 140 basis points per annum
                          -0-                 LIBOR + 125 basis points per annum





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In the event Flow does not specify an interest rate election as provided for above for a requested Funding or at the end of any Interest Period with respect to a LIBOR Rate Borrowing, then such Funding shall be deemed to constitute a Prime Rate Borrowing.

         4.5   Illegality.

         (a) If after the date of this Amendment the adoption of any Applicable Law or any change therein or any change in the interpretation or administration thereof by any Governmental Body, central bank, or comparable agency charged with the interpretation or administration thereof, or if compliance by U.S. Bank with any request or directive (whether or not having the force of Applicable Law) of any such Governmental Body, central bank, or comparable agency makes it against Applicable Law or impossible for U.S. Bank to maintain the Revolving Loan at the LIBOR Rate, U.S. Bank shall immediately give notice thereof to Flow.

         (b) Upon receipt by Flow of notice set forth in Section 4.5 (a) herein, the interest rate of the Revolving Loan shall automatically be converted to the Prime Rate per annum.

         4.6 Interest Cost. If after the date hereof any revision of Regulation D announced by the Board of Governors of the Federal Reserve Board, or if the adoption of any Applicable Law related to Regulation D or any change therein or any change in the interpretation or administration thereof by any Governmental Body, central bank, or comparable agency charged with the interpretation or administration thereof, or if compliance by U.S. Bank with any request or directive (whether or not having the force of Applicable Law) of any such Governmental Body, central bank, or comparable agency related to Regulation D:

         (a) Shall subject U.S. Bank to any tax, duty, or other charge with regard to its maintenance of the interest rate under the Revolving Loan at the LIBOR Rate; or

         (b) Shall impose or modify any reserve (including but not limited to any reserve imposed by the Board of Governors of the Federal Reserve System), special deposit, or similar requirement against assets of, deposits with, or for the account of, or credit extended by U.S. Bank or shall impose on U.S. Bank any other condition affecting the Revolving Loan with interest accruing at the LIBOR Rate;





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and the result of any of the foregoing is to increase the cost to U.S. Bank of maintaining the interest rate on the Revolving Loan at the LIBOR Rate or to reduce the return of U.S. Bank under this Amendment, then from time to time, within ten days after demand by U.S. Bank, Flow shall pay to U.S. Bank such additional amount or amounts as will compensate U.S. Bank for such increase in cost or reduction in return. In no event shall Flow have any liability for changes in or imposition of new taxes by any Governmental Agency based on the net or gross income of U.S. Bank.

         4.7 Borrowing Base Modification. Section 2.6 of the Credit Agreement is hereby amended to reflect that the Borrowing Base is (a) 80 percent of Eligible Accounts Receivable plus (b) 50 percent of Eligible Inventory up to a maximum Funding based upon Eligible Inventory in the amount of $7,000,000.

                   ARTICLE V.  LETTERS OF CREDIT MODIFICATION

         Section 3.1 of the Credit Agreement is hereby amended to reflect, that the maximum aggregate amount of Letters of Credit at any one time outstanding shall not exceed $2,500,000.

                 ARTICLE VI.  BHF LETTER OF CREDIT MODIFICATION

         6.1   Extension.

         (a) Section 7.1 of the Credit Agreement is hereby amended to reflect that the expiration date of the BHF Letter of Credit is March 1, 1996.

         (b) Section 7.4 of the Credit Agreement is hereby amended to reflect that any draw on the BHF Letter of Credit issued by U.S. Bank shall be repaid by Flow within the earlier of 60 days of such Funding or March 1, 1996.

         6.2 Interest Rate. Section 7.3 of the Credit Agreement is hereby amended to reflect that the Demand Note shall bear interest on the principal amount thereof remaining unpaid from time to time, at a rate of interest equal to the Prime Rate plus 0.25 percent per annum.

         6.3 Replacement Letter of Credit Note. Concurrently with the execution hereof, Flow and SSC shall execute and deliver a replacement letter of credit note in the form attached hereto as Exhibit "C" ("Replacement Letter of Credit Note").





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            ARTICLE VII.  CONTROLLED DISBURSEMENT LOAN MODIFICATION

         7.1 Extension of Expiry Date. Section 11.1 of the Credit Agreement is hereby amended to reflect that U.S. Bank will make Fundings to Flow and SSC from time to time and during the period ending on November 30, 1995, but such Fundings shall not exceed, in the aggregate principal amount at any one time outstanding, $500,000.

         7.2 Replacement Controlled Disbursement Note. Concurrently with the execution hereof Flow and SSC shall execute and deliver a replacement controlled disbursement note in the form attached hereto as Exhibit D ("Replacement Controlled Disbursement Note") which shall replace the Controlled Disbursement Note executed in conjunction with the Credit Agreement. All references in the Credit Agreement to the Controlled Disbursement Note shall hereafter constitute references to the Replacement Controlled Disbursement Note. U.S. Bank shall mark the Controlled Disbursement Note "replaced" and shall retain it until the Controlled Disbursement Loan has been paid in full.

         7.3 Loan Fee. In the event of any Fundings under the Controlled Disbursement Loan, Flow and SSC shall pay U.S. Bank a loan fee of $1,250 concurrently with the Funding under the Controlled Disbursement Loan.

                       ARTICLE VIII.  CONDITIONS PRECEDENT

         8.1 Conditions Precedent for Initial Funding Under the Revolving Equipment Loan. U.S. Bank shall not be required to make the initial Funding under the Revolving Equipment Loan unless or until the following conditions have been fulfilled to the satisfaction of U.S. Bank:

         (a) U.S. Bank shall have received this Amendment and the Revolving Equipment Note, duly executed and delivered by Flow.

         (b) U.S. Bank shall have received a certified resolution of the directors of Flow and incumbency certificate in a form reasonably satisfactory to U.S. Bank authorizing Flow to enter into this Amendment and execute the Revolving Equipment Note and all other instruments, agreements, and documents related thereto.





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         8.2     Conditions Precedent to Each Funding Under the Revolving
Equipment Loan. The obligation of U.S. Bank to make any Funding (including the initial Funding) under the Revolving Equipment Loan is subject to the fulfillment, to the satisfaction of U.S. Bank, of the following:

         (a) U.S. Bank shall have received a Borrowing Notice with respect to the requested Funding, duly executed and delivered by Flow.

         (b) U.S. Bank shall have received evidence deemed satisfactory to U.S. Bank reflecting that the requested Funding is less than or equal to 75 percent of the purchase price of the equipment to be purchased with the requested Funding.

         (c) There shall not then exist any Default or Event of Default under the Credit Agreement, or after having given effect to the requested Funding, there would not exist a Default or Event of Default.

         (d) Each of the conditions provided for in Section 15.3 of the Credit Agreement shall have been satisfied.

         8.3 Conditions Precedent to Each Subsequent Funding. There shall be added to Section 15.3 of the Credit Agreement the following:

         (f) There shall not then exist any Default or Event of Default hereunder, or after having given effect to the requested Funding, there would not exist a Default or Event of Default.

                       ARTICLE IX.  COVENANT MODIFICATIONS

         9.1     Sections 17.17, 17.18, 17.19, 17.20 and 17.21 of the Credit
Agreement are hereby deleted in their entirety and replaced with the following:

              17.17 Capital Ratio. Permit the Capital Ratio to be greater than 1.25:1.00 from the date of this Amendment until April 29, 1995, and greater than 1.05:1.00 at any time thereafter.

              17.18 Tangible Net Worth. Permit Tangible Net Worth to be less than $33,000,000 any time during the terms of the Loans.

              17.19 Debt Service Coverage Ratio. Permit the Debt Service Coverage Ratio to be less than 1.50:1.00 at any time during the terms of the Loans.


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            17.16         Working Capital.  Permit Working Capital to be less
     than $21,000,000 any time during the terms of the Loans.

            17.15 Current Ratio. Permit the Current Ratio to be less than 1.70:1.00 any time during the terms of the Loans.

                         ARTICLE X. GENERAL PROVISIONS

         10.1 Notices. Section 20.1 of the Credit Agreement is hereby amended to reflect U.S. Bank's new address:

           (b)   If to U.S. Bank:

                 U.S. Bank of Washington, National Association
                 10800 N.E. 8th Street
                 Suite 1000
                 Bellevue, Washington 98004
                 Attention: Mark E. Tsutakawa, Vice President
                 Facsimile No.: (206) 450-5989

         10.2 Representations and Warranties. Flow and SSC hereby represent and warrant to U.S. Bank that as of the date of this Amendment, there exists no Default or Event of Default. All representations and warranties of Flow and SSC contained in the Credit Agreement and the other Loan Documents, or otherwise made in writing in connection therewith, are true and correct as of the date of the Amendment. Flow and SSC acknowledge and agree that all of Flow's Indebtedness to U.S. Bank is payable without offset, defense, or counterclaim.

         10.3 Security Each of the Loan Documents evidencing U.S. Bank's security interest in the Collateral shall remain in full force and effect and shall secure the payment and performance of the Revolving Equipment Loan, as well as the Revolving Loan, the SSC Term Loan, the BHF Letter of Credit, the Letters of Credit, the Controlled Disbursement Loan, and the Combined Loan, as amended hereunder.

         10.4 SSC Guaranty. SSC acknowledges and agrees that the SSC Guaranty shall remain in full force and effect; affirms that the SSC Guaranty shall secure all of the past, present, and future Indebtedness of Flow to U.S. Bank, including without limitation, the Revolving Equipment Loan, and the Revolving Loan as increased hereunder; and agrees that its obligation under the SSC Guaranty is enforceable without defense, offset, or counterclaim.





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         10.5    Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall constitute an original agreement, but all of which together shall constitute one and the same agreement.

         10.6 Statutory Notice, ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

         IN WITNESS WHEREOF, U.S. Bank, Flow, and SSC have caused this Amendment to be duly executed by their respective duly authorized signatories as of the date first above written.

                                       U.S. BANK OF WASHINGTON,
                                       NATIONAL ASSOCIATION



                                       By: MARK TSUTAKAWA
                                           ---------------------------
                                           Mark Tsutakawa


                                       FLOW INTERNATIONAL CORPORATION,
                                       a Delaware Corporation


                                       By: R.W. TARRANT
                                           ---------------------------
                                           R.W. Tarrant

                                       Title: Chairman President & CEO
                                              ------------------------


                                       SPIDER STAGING CORPORATION, a
                                       Washington Corporation


                                       By: R.W. TARRANT
                                           ---------------------------
                                           R.W. Tarrant

                                       Title: President & CEO
                                              ------------------------



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